                                                                   Exhibit 99.12

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of October 17, 2002, by and among Essex Corporation, a Virginia corporation, with headquarters located at 9150 Guilford Road, Columbia, Maryland 21046 (the "Company") and Global Environment Strategic Technology Partners, L.P. and/or it affiliates (the "Purchaser or Buyer").

     WHEREAS:

     A. The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D"), as promulgated by the United States Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended (the "Securities Act").

     B. The Purchaser desires to purchase, upon the terms and conditions stated in this Agreement, shares of Common Stock, no par value of the Company, and warrants to purchase additional shares of Common Stock as described below.

     C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering the Registration Rights Agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the "RRA") pursuant to which the Company has agreed to provide the Purchaser with certain registration rights with respect to the Shares under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

     NOW THEREFORE, the Company and the Purchaser hereby agree as follows:

     1.   PURCHASE AND SALE OF SHARES

          (a) Purchase of Shares. At the Initial Closing or a Subsequent Closing, as defined below, Essex shall issue and sell to the Buyer and the Buyer agrees to purchase from Essex the Common Shares and Warrants as set forth below:

          (i) Initial Funding - US$250,000 - at the Initial Closing, of which $150,000 shall be allocated to purchase shares of Common Stock at a share price of $3.00 and $100,000 shall be considered a deposit (the "Warrant Deposit") for exercise at the Subsequent Closings on the terms and conditions set forth below.
          (ii) Second Funding Transaction - US$1,000,000 on or before the sixtieth (60th) calendar day from the Initial Closing date of this Agreement. Buyer has the option but is not obligated to make this investment at a share price of $3.25 as provided in a stock purchase warrant issued pursuant hereto (the "60 Day Warrant"). Upon closing, fifty percent (50%) of the Warrant Deposit shall be credited against the purchase price payable for the shares. In the event Buyer does not exercise its rights to purchase 100% of the shares available pursuant to the 60 Day Warrant on a timely basis, Purchaser shall be deemed to have exercised the 60 Day Warrant to purchase shares at the $3.25 share price, as adjusted in accordance with Section 1(d) below, and 50% of the Warrant

                Deposit shall be applied in full satisfaction of the purchase price payable for such shares.
          (iii) Third Funding Transaction - US$1,000,000 on or before the ninetieth (90th) calendar day from the execution date of this Agreement. Buyer has the option but is not obligated to make this investment at a share price of $3.50 as provided in a stock purchase warrant issued pursuant hereto (the "90 Day Warrant"). Upon closing, fifty percent (50%) of the Warrant Deposit shall be credited against the purchase price payable for the shares. In the event Buyer does not exercise its rights to purchase 100% of the shares available pursuant to the 90 Day Warrant on a timely basis, Purchaser shall be deemed to have exercised the 90 Day Warrant to purchase shares at the $3.50 share price, as adjusted in accordance with Section 1(d) below, and 50% of the Warrant Deposit shall be applied in full satisfaction of the purchase price payable for such shares.
          (iv) Additional Funding Transactions - Additional Funding Transactions may be made upon mutual agreement of the parties.

          (b) The Initial Closing. The initial closing of the transaction contemplated hereby (the "Initial Closing") shall take place at the offices of Essex, 9150 Guilford Road, Columbia, Maryland 21046 at 10 a.m. on October 17, 2002 or such later date but in no event later than October 18, 2002. At the Initial Closing, (A) the Buyer shall pay the purchase price to Essex for the Shares to be issued and sold to the Buyer by check or wire transfer, and (B) Essex shall arrange timely delivery to the Buyer, a stock certificate representing the number of the Common Shares which the Buyer is then purchasing hereunder, duly executed on behalf of Essex and registered in the name of the Buyer or its designee. (C) Essex shall arrange timely delivery to the Buyer the Warrants for exercise at Subsequent Closings.

          (c) Subsequent Closings. Essex and the Buyer shall agree, prior to any subsequent closings, and subject to the sole satisfaction of the Buyer, to specific uses of proceeds to be received. It is understood by both Parties that the intent of the Buyer is to allocate its proceeds to support delivery of commercial or test marketing devices and systems to specific customers as a prelude to sales of future devices in quantity to the customer(s). Further, it is understood by both Parties that the Buyer does not anticipate exercising its options to conclude subsequent Closings in the absence of such specific customer mandates or in support of the general operations of Essex.

          Buyer shall reserve the right, and shall be provided all necessary information by Essex, to monitor performance by Essex of the items set forth above, and to determine, in its sole discretion, if sufficient progress has been made prior to the exercise of its warrants as set forth above. Buyer shall further reserve the right to seek further commitments from Essex prior to the exercise of its warrants as set forth above.

          At each Subsequent Closing, (A) the Buyer shall pay the purchase price to Essex for the Shares to be issued and sold at such Closing to the Buyer by check or wire transfer, and (B) Essex shall timely deliver to the Buyer, a Common Stock Certificate representing the number of the Shares which the Buyer is then purchasing.

          (d) Pricing. Pricing for the Funding Transactions specified in this Agreement shall be as set forth above. Buyer has the option but is not obligated to accelerate its execution of Funding Transactions. For all funding by the Buyer that is received within thirty (30) calendar days of the Initial Closing of this Agreement, the price per share of the Initial Funding Transaction will be used. In the event that, on the day prior to a designated closing date for any of the Funding Transactions specified in this Agreement, the 15 trading day trailing weighted moving closing price average of the Essex common stock on the OTCBB shall fall below the designated price as set forth above, the pricing for the specified Funding Transaction shall be recalculated as follows: a 15% discount from 15 trading day trailing weighted moving closing price average of the Essex common stock on the OTCBB from and including the day before the designated closing date, but not less than $3.00 per share. The pricing of Additional Transactions will be determined by mutual agreement at the time of the proposed Funding Transaction.

     2. RESTRICTIVE LEGENDS. All certificates representing the Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          Any legend required by appropriate blue sky officials.

     3.   PURCHASERS' REPRESENTATIONS AND WARRANTIES.

          The Purchaser represents and warrants that:

          (a) Investment Purpose. The Purchaser is acquiring the Shares being purchased by it for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time, provided further, however, that such disposition shall be in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

          (b) Accredited Investor Status. Such Purchaser is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D under the Securities Act.

          (c) Reliance on Exemptions. Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

          (d) Information. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares that have been requested by such Purchaser. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company.

          (e) Residency. Such Purchaser is purchasing the Shares from its office specified in its address below.

     4.   COVENANTS.

          (a) Reasonable Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

          (b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchasers pursuant to this Agreement under applicable securities or "Blue Sky" laws of the jurisdiction of the Purchaser set forth in Section 7(f) hereof, and shall provide evidence of any such action so taken to the Purchaser.

          (c) Use of Proceeds. Essex agrees to utilize the proceeds received from the initial closing in the manner set forth below:

          (i)   Purchase of Test and Measurement Equipment (up to $50,000).

          (ii) Direct and Indirect Costs to develop and deliver Hyperfine Devices to commercial and U.S. Government customers.

     5. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to issue and sell the Shares to the Purchaser at each Closing is subject to the satisfaction, at or before each Closing, of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Purchaser with prior written notice thereof:

          (a) As of the Closing, such Purchaser shall have executed this Agreement and the RRA and delivered the same to the Company.

          (b) The representations and warranties of such Purchaser shall be true and correct in all material respects as of the Closing and such Purchaser shall have performed, satisfied and complied with the covenants, agreements and conditions required to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

     6. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser hereunder to purchase the Shares from the Company at each Closing is subject to the satisfaction, at or before the date of such Closing, of each of the following conditions, provided that these conditions are for the Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion by providing the Company with prior written notice thereof:

          (a) The Company shall have executed this Agreement and the RRA and delivered the same to such Purchaser;

          (b) The provisions of Section 1(c) shall be satisfied to Buyers sole satisfaction; and

          (c) The Company shall cause its transfer agent to execute for delivery to such Purchaser the Stock Certificates (in such denominations as such Purchaser shall request) for the Shares being purchased by such Purchaser.

     7.   MISCELLANEOUS.

          (a) Governing Law; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          (e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.

No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the Purchaser.

          (f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

     If to the Company:

          Essex Corporation
          9150 Guilford Road
          Columbia, Maryland 21046
          Telephone:   301-939-7000
          Facsimile:   301-953-7880
          Attention:   Leonard E. Moodispaw, President and CEO

          With a copy to:

          D. Scott Freed
          Whiteford, Taylor & Preston L.L.P.
          7 Saint Paul Street
          Baltimore, Maryland  21202-1626
          Telephone:   410-347-8763
          Facsimile:   410-752-7092

     If to the Purchaser:

          Global Environment Strategic Technology Partners, L.P.
          1225 Eye Street, N.W
          Suite 900
          Washington, DC 20005
          Attn:  Mr. James Gregory, Esq.
          Facsimile:  202-789-4508

or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

          (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Shares. The Company shall not assign this Agreement or any rights or obligations hereunder including by merger or consolidation without the prior written consent of the Purchasers.

          (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          (i) Survival. The representations and warranties of the Purchaser contained in Section 3 and the agreements and covenants set forth in Sections 4, 5 and 6 shall survive the Closing.

          (j) Publicity. The Company and the Purchaser shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby, such consent not to be unreasonably withheld.

          (k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          (l) Brokers; Placement Agent. The Company acknowledges that it has not engaged a broker or placement agent in connection with the sale of the Shares. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim for brokers', financial advisory or similar fees in connection with such transaction.

                            [REMAINDER OF PAGE BLANK]

          IN WITNESS WHEREOF, the Purchaser and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

                                        COMPANY:

                                        ESSEX CORPORATION


                                        By: /s/ Joseph R. Kurry, Jr.
                                           -------------------------------------
                                            Name:  Joseph R. Kurry, Jr.
                                            Title: CFO


                                        PURCHASER:

                                        Global Environment Strategic Technology
                                        Partners, L.P.


                                        By: /s/ H. Jeffrey Leonard
                                           -------------------------------------
                                            Name:  H. Jeffrey Leonard
                                            Title: CEO

                                    EXHIBITS
                                    --------

Exhibit A      Form of RRA

                                ESSEX CORPORATION
                                -----------------

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

     This Agreement dated as of October 17, 2002 is entered into by and among Essex Corporation, a Virginia corporation (the "Company"), and Global Environment Strategic Technology Partners, L.P. (the "Purchaser").

                                    Recitals
                                    --------

     WHEREAS, the Company and the Purchaser have entered into a Securities Purchase Agreement of even date herewith (the "Purchase Agreement"); and

     WHEREAS, the Company and the Purchaser desire to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act of 1933;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:


     1.  Certain Definitions.

     As used in this Agreement, the following terms shall have the following respective meanings:

          "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

          "Common Stock" means the common stock of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

          "Other Holders" shall mean holders of securities of the Company (other than the Stockholders) who are entitled, by contract with the Company, to have securities included in a Registration Statement.

          "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

          "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

          "Registration Expenses" means the expenses described in Section 2.3.

          "Registrable Shares" means (i) the shares of Common Stock sold to Purchaser under the Purchase Agreement and the Warrant Shares, and (ii) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (i) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) any sale in any manner to a person or entity which, by virtue of Section 3 of this Agreement, is not entitled to the rights provided by this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

          "Selling Stockholder" means any Stockholder owning Registrable Shares included in a Registration Statement.

          "Stockholders" means the Purchaser and any persons or entities to whom the rights granted under this Agreement are transferred by the Purchaser or its successors or assigns pursuant to Section 3 hereof.

          "60 Day Warrant" means the warrant purchased by Purchaser pursuant to the Purchase Agreement that expires on the 60/th/ day after issuance.

          "90 Day Warrant" means the warrant purchased by Purchaser pursuant to the Purchase Agreement that expires on the 90/th/ day after issuance.

          "Warrant Shares" means shares of Common Stock acquired by Purchaser pursuant to the exercise of the 60 Day Warrant and/or the 90 Day Warrant.

     2.  Registration Rights

          2.1  Incidental Registration.

               (a) Whenever the Company proposes to file a Registration Statement at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so; provided, that no such notice need be given if no Registrable Shares are to be included therein as a result of a determination of the managing underwriter pursuant to Section 2.1(b). Upon the written request of a Stockholder or Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.1 without obligation to any Stockholder.

               (b) If the registration for which the Company gives notice pursuant to Section 2.1(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2.1(a). In such event, the right of any Stockholder to include its Registrable Shares in such registration pursuant to
Section 2.1 shall be conditioned upon such Stockholder's participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company, provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Stockholders materially greater than the obligations of the Stockholders pursuant to Section 2.4. Notwithstanding any other provision of this Section 2.1, if the managing underwriter determines that the inclusion of all shares requested to be registered would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the registration and underwriting. The Company shall so advise all holders of Registrable Shares requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of the Company held by holders other than Stockholders and Other Holders shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and, if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Stockholders and Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted or as-exercised basis) which they held at the time the Company gives the notice specified in Section 2.1(a). If any Stockholder or Other Holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Stockholders and Other Holders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares or any officer, director or Other Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          2.2  Registration Procedures.

               (a) If and whenever the Company effects the registration of any Registrable Shares under the Securities Act, the Company shall:

                    (i) furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

                    (ii) use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder;

provided, however, that the Company shall not be required in connection with this paragraph (ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

                    (iii) cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

                    (iv) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

                    (v) make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

                    (vi) notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

                    (vii) notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

               (b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

               (c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.

          2.3 Allocation of Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders' own counsel (other than the counsel selected to represent all Selling Stockholders).

          2.4  Indemnification and Contribution.

               (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

               (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act,

Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration.

               (c) Each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.4 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 2.4, (a) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares and (b) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

          2.5 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

          2.6 "Stand-Off" Agreement; Confidentiality of Notices. Each Stockholder, if requested by the Company and the managing underwriter of an underwritten public offering by the Company of Common Stock, shall not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a period of 90 days following the effective date of a Registration Statement; provided, that all stockholders of the Company then holding at least 5% of the outstanding Common Stock (on an as-converted or as-exercised basis) and all officers and directors of the Company enter into similar agreements.

     The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 90-day period.

     Any Stockholder receiving any written notice from the Company regarding the Company's plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

          2.7  Rule 144 Requirements. The Company agrees to:

               (a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

               (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

          2.8 Termination. All of the Company's obligations to register Registrable Shares under Section 2.1 of this Agreement shall terminate three years after the date of this Agreement.

     3. Transfers of Rights. This Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned by such Purchaser to any partner, member, stockholder or affiliate of such Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

     4.   General.

               (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

               (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia (without reference to the conflicts of law provisions thereof).

               (d) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

          If to the Company, at 9150 Guilford Road, Columbia, MD 21046,
Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser, with a copy to D. Scott Freed, Esquire, Whiteford, Taylor & Preston L.L.P., Seven St. Paul Street, Baltimore, Maryland 21202; or

          If to the Purchaser, at 1225 Eye Street, N.W, Suite 900, Washington, DC 20005, Attention: Mr. James Gregory, Esq., or at such other address or addresses as may have been furnished to the Company in writing by the Purchaser.

     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

               (e) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

               (f) Amendments and Waivers. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least 51% of the Registrable Shares held by all of the Stockholders. Notwithstanding the foregoing, this Agreement may be amended or terminated, and any right hereunder may be waived with respect to all parties to this Agreement with the consent of the holders of less than all Registrable Shares only in a manner which applies to all such holders in the same fashion. Any such amendment, termination or waiver effected in accordance with this Section 4(f) shall be binding on all parties hereto, even if they do not execute such consent and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

               (g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

               (h) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

               (i) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

Executed as of the date first written above.

                                        COMPANY:

                                        ESSEX CORPORATION


                                        By: /s/ Joseph R. Kurry, Jr.
                                            -----------------------------------
                                        Name: Joseph R. Kurry, Jr.
                                        Title: CFO


                                        PURCHASER:

                                        Global Environment Strategic Technology
                                        Partners, L.P.


                                        By: /s/ H. Jeffrey Leonard
                                            -----------------------------------
                                        Name: H. Jeffrey Leonard
                                        Title: CEO